Exhibit 99.9

January 21, 2018

Forum Merger Corporation

c/o Forum Investors I, LLC

135 East 57th Street, 8th Floor

New York, New York 10022

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Forum Merger Corporation (the “Company”) has filed a Registration Statement on Form S-4 (Registration No. 333-221848) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Tim Pawlenty
Name: Timothy J. Pawlenty